Exhibit 99.1

First National Corporation Redeems Preferred Stock

STRASBURG, Va, Nov. 9, 2015 --- First National Corporation (the “Company”) (OTC: FXNC), the parent company of First Bank (the “Bank”), today announced its redemption of all 13,900 shares of Series A preferred stock at par for $13.9 million and all 695 shares of Series B preferred stock at par for $695 thousand on November 6, 2015.  The Company also paid accrued dividends through November 5, 2015, totaling $20.30 per share on both the Series A and Series B preferred stock.   The Company was able to complete the previously-announced redemption on November 6, 2015 instead of the originally planned date of December 2, 2015

About the Company

First National Corporation, headquartered in Strasburg, Virginia, is the bank holding company of First Bank, a community bank that first opened for business in 1907.  The Bank offers loan, deposit, and wealth management products and services from 17 office locations located throughout the Shenandoah Valley and central regions of Virginia. Banking services are also accessed from the Bank’s website, www.fbvirginia.com, and from a network of ATMs located throughout its market areas.  The Bank operates a wealth management division under the name First Bank Wealth Management as well as a mortgage division.  First Bank also owns First Bank Financial Services, Inc., which invests in entities that provide investment services and title insurance.

Caution about Forward Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For details on factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and other filings with the Securities and Exchange Commission.

Contacts:
Scott C. Harvard
President and CEO
(540) 465-9121
sharvard@fbvirginia.com

M. Shane Bell
Executive Vice President and CFO
(540) 465-9121
sbell@fbvirginia.com